                                                                   Exhibit 12.01

Statement of Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS




                                                    For the
                                                  Nine Months
                                                      Ended
                                                 September 30,              For the Years Ended December 31,
                                                 ---------------------------------------------------------------------------------
($ in 000's, except for Ratios)                        2004        2003         2002        2001        2000       1999      1998
                                                 ------------     -------     --------   ---------    --------    ------    ------
Fixed Charges:
   Interest Expense                                 $   8,610    $ 30,162     $ 30,873   $  21,489    $ 19,790    $12,718   $14,862
   Capitalized Interest                                     -           -            -           -       1,913          -         -
   A/R Securitization Costs                                 -       1,022        4,072       2,228       7,060      5,804     3,966
   Estimated Interest in Rent Expense                     690       1,425        2,310       4,470       2,700      2,175     1,950
   Pre-Tax Preferred Dividend Requirements                  -       1,053        1,563       1,845       1,903      3,497     2,303
                                                    ---------    --------     --------   ---------    --------    -------   -------
Total Fixed Charges                                 $   9,300    $ 33,662     $ 38,818   $  30,032    $ 33,366    $24,194   $23,081

Earnings:
   Additions:
     Income (Loss) before Taxes                     $  46,334    $(57,227)    $(71,468)  $(275,025)   $(11,050)   $64,733   $38,497
     Fixed Charges                                      9,300      33,662       38,818      30,032      33,366     24,194    23,081
     Amort. of Capitalized Interest                        54          73           73         162          30          -         -
     Distributed Income of Equity Investees                 -           -            -           -           -          -         -
     Pre-Tax Losses of Equity Investees                     -           -            -           -           -          -         -
                                                    ---------   ---------     ---------  ----------   ---------   --------  --------
                                                    $  55,688    $(23,492)    $(32,577)  $(244,831)   $ 22,346    $88,927   $61,578
   Subtractions:
     Interest Capitalized                           $       -    $      -     $      -   $       -    $  1,913    $     -   $     -
     Pre-Tax Preferred Dividend Requirement                 -       1,053        1,563       1,845       1,903      3,497     2,303
     Minority Interest in Pre-Tax of Subs that
       have not incurred fixed charges                      -           -            -           -           -          -         -
                                                    ---------   ---------     --------   ---------    --------    -------   -------
                                                    $       -    $  1,053     $  1,563   $   1,845    $  3,816    $ 3,497   $ 2,303
                                                    ---------   ---------     --------   ---------    --------    -------   -------
                                                    $  55,688    $(24,545)    $(34,140)  $(246,676)   $ 18,530    $85,430   $59,275

Ratio of Earnings to Combined Fixed Charges
   Preferred Stock Dividends                             5.99           -            -           -           -       3.53      2.57
Earnings Deficiency                                 $       -   $  58,207    $  72,958   $ 276,708    $ 14,836    $     -   $     -


     For the years ended December 31, 2003, 2002, 2001, and 2000, earnings are inadequate to cover fixed charges and the dollar amount of the coverage deficiency is described in the above table.